EXHIBIT 10.15

TAX GROSS UP AGREEMENT

This Tax Gross Up Agreement (this “Agreement”) is entered into as of the 5th day of December, 2008 by and between MB Financial, Inc. (the “Company”) and the undersigned officer (the “Executive”).

WHEREAS, it is possible that the Executive may receive or be entitled to receive payments or benefits from the Company and/or its subsidiaries (“Payments”) in connection with or arising from a Change in Control (as hereinafter defined), or an associated event linked to a Change in Control, which could result in the receipt by the Executive of an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”));

WHEREAS, if the Executive receives such an “excess parachute payment” from the Company and/or any of its subsidiaries; the Executive will be subject to a 20% excise tax under Section 4999 of the Code;

WHEREAS, it is the intention of the parties that the Executive should not be subject to any penalty tax by virtue of any Payments unless his employment ceases due to a Termination for Cause (as such term is hereinafter defined); and

WHEREAS, it has been agreed to by the Company and the Executive that if the Executive is subject to an excise tax under Section 4999 by virtue of any Payments in connection with or arising from a Change in Control, then, the Company shall make an additional cash payment or cash payments to the Executive that will provide the Executive with sufficient funds, on an after tax basis, to pay the penalty tax imposed on any such Payment and the penalty tax imposed on the additional cash payment or payments, unless the Executive’s employment ceases due to a Termination for Cause, except that such additional cash payment shall not be made and the Payments shall be reduced in the event the Payments, prior to reduction, do not exceed a threshold amount described below.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed by the parties as follows:

1. Definition of Certain Terms.

(a) “Change in Control” means a change in ownership or control of the Company or a substantial portion of the assets of the Company as defined in Section 280G of the Code.  For purposes of this Agreement, references to sections of the Code shall mean such section and each successor or replacement section, together with regulations and other published guidance thereunder.

(b) “Termination for Cause” means, in the case of an Executive who is party to an Employment Agreement, Change in Control Severance Agreement or similar agreement with the Company or a Company subsidiary (any such agreement an “Employment Agreement”), means a termination of the Executive’s employment by the Company for “cause,” or “just cause” or words of similar import under such Employment Agreement, and for any Executive who is not party to an Employment Agreement, means termination of the employment of the Executive by the Company or a Company subsidiary at any time prior to or within one year following a Change in Control because of the Executive’s willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.  No act or failure to act by the Executive shall be considered willful unless the Executive acted or failed to act in bad faith and without a reasonable belief that his action or failure to act was in the best interest of the Company or a Company subsidiary.  The Executive shall not be subject to or experience a Termination for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company (the “Board”) at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), stating that in the good faith opinion of the Board the Executive has engaged in conduct described above and specifying the particulars thereof in detail.

2. Tax Gross Up Payment.

(a) In the event that any Payments would be subject to excise tax under Section 4999 of the Code (such excise tax and any penalties and interest collectively, the “Penalty Tax”), then, except in the case of a De Minimus Excess Amount (as described below), the Company shall pay to the Executive in cash an additional amount equal to the Tax Gross Up Payment.

(b) In the event that the amount by which the present value of the Payments which constitute “parachute payments” (within the meaning of Section 280G of the Code) (the “Parachute Payments”) exceeds three (3) times the Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Base Amount”) is an amount that is less than 30% of the Base Amount, such excess shall be deemed to be a De Minimus Excess Amount and the Executive shall not be entitled to an Tax Gross-Up Payment.  In such an instance, the Payments shall be reduced to an amount (the “Non-Triggering Amount”) such that the present value of the Parachute Payments is one dollar ($1.00) less than an amount equal to three (3) times Executive’s Base Amount. The reduction required hereby shall be made by first by reducing any cash severance amounts payable to Executive, then by reducing other cash amounts included in the Payments and finally, to the extent necessary, reducing non-cash amounts included in the Payments. The amount of any reduction pursuant to this Section 2(b) is referred to below as the “Reduction Amount.”

(c)   In the event the present value of the Parachute Payments exceed the Non-Triggering Amount by more than 30% of the Base Amount, then the Company shall pay the Tax Gross Up Payment to the Executive. The “Tax Gross Up Payment” shall be an amount such that after payment by the Executive of all federal, state, local, employment and Medicare taxes thereon (and any penalties and interest with respect thereto), the Executive retains on an after tax basis a portion of such amount equal to the aggregate of 100% of the Penalty Tax imposed upon the Payments and 100% of the Penalty Tax imposed upon the Tax Gross Up Payment.  For purposes of determining the amount of the Tax Gross Up Payment, the value of any non-cash benefits and deferred payments or benefits subject to the Penalty Tax shall be determined by the Company’s independent tax advisor in accordance with the principles of Section 280G(d)(3) and (4) of the Code.  The Tax Gross Up Payment less required tax withholding shall be paid by the Company to the Executive on or within five business days after the earlier of (i) the date the Company and/or any of its subsidiaries is required to withhold tax with respect to any Payment or (ii) the date any Penalty Tax is required to be paid by the Executive.  As a result of uncertainty in the application of Sections 280G and 4999 of the Code at the time the determinations are made under this Section 2, or as a result of a subsequent determination by the Internal Revenue Service or a judicial authority, it is possible that the Company should have made Tax Gross-Up Payments and, the reduction, if any, of the Payments pursuant to Section 2(b) should not have been made (collectively an “Underpayment”), or that Tax Gross Up Payments will have been made by the Company which should not have been made and, if applicable, a reduction of the Payments under Section 2(b) should have occurred (collectively an “Overpayment”).  In the case of the Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.  In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, including repayment of such Overpayment to the Company.  Notwithstanding the foregoing, in the event the Executive experiences a Termination for Cause within one year of the Change in Control, then in that event, (a) if such termination occurs prior to the payment to the Executive of any Tax Gross Up Payment, then the Executive shall not be entitled to receive any Tax Gross Up Payment, or (b) if such termination occurs after an Tax Gross Up Payment has been made to the Executive, then the Executive shall remit to the Company within five days after such termination the full amount of the Tax Gross Up Payments thereto are paid to the Executive and the Executive shall not be entitled to receive any other payments pursuant to this Section 2.  However, if it is later determined that the Executive’s Termination for Cause was improper, then the Executive shall be entitled to receive the Tax Gross Up Payment, together with any actual consequential and incidental damages arising from the delay in his receipt of such payments.

3. TARP.  Notwithstanding anything in this Agreement or in any compensation plan, program or arrangement maintained by the Company which covers Executive or to which Executive is a party or in which Executive participates, as of the date hereof, or which may become applicable to Executive hereinafter (collectively, the “Compensation Arrangements”), each provision of this Agreement and the Compensation Arrangements is amended and any amounts payable hereunder and thereunder are hereby amended and modified with respect to Executive, if and to the extent necessary, for the Company to comply with any requirements of the Emergency Economic Stabilization Act of 2008 (“EESA”) and/or the TARP Capital Purchase Program (“CPP”) (and the guidance or regulations issued thereunder by the United States Treasury Department at 31 CFR Part 30, effective October 20, 2008 (the “CPP Guidance”) which may become applicable to the Company, including, but not limited to, provisions prohibiting the Company from making any “golden parachute payments,” providing the Company may recover (“clawback”) bonus and incentive compensation in certain circumstances, and precluding bonus and incentive arrangements that encourage unnecessary or excessive risks that threaten the value of the Company, in each case within the meaning of EESA and the CPP Guidance and only to the extent applicable to the Company and Executive.  For purposes of this Section 3, references to “Company” means MB Financial, Inc. and any entities treated as a single employer with MB Financial, Inc. under the CPP Guidance.  Executive hereby agrees to execute such documents, agreements or waivers as the Company deems necessary or appropriate to effect such amendments to this Agreement or the Compensation Arrangements or to facilitate the participation of the Company in the TARP Capital Purchase Program or any other programs under EESA.

The application of this Section 3 is intended to, and shall be interpreted, administered and construed to, comply with Section 111 of EESA and the CPP Guidance and, to the maximum extent consistent with this Section 3 and such statute and regulations, to permit the operation of this Agreement and the Compensation Arrangements in accordance with their terms before giving effect to the provisions of this Section 3, EESA and the CPP Guidance.

4. Repeal and Replacement of Contrary Provisions.  In the event the Company and/or its subsidiaries, on the one hand, and the Executive, on the other hand, are parties to any agreement or arrangement, including without limitation, any employment agreement, change in control agreement, severance agreement or arrangement, stock option agreement, restricted stock agreement (other than this Agreement), that provides for (a) a reduction of payments or benefits to the Executive so that the payments or benefits do not become nondeductible pursuant to or by reason of Section 280G of the Code or (b) a limitation on the circumstances under which a tax gross up payment is to be paid, or the amount of a gross up payment to be paid, to the Executive, (the “Contrary Provisions”), such Contrary Provisions are hereby repealed and terminated and superceded and replaced by the provisions of Section 2 of this Agreement; provided, however, that the foregoing shall not apply to any Contrary Provisions implementing provisions similar to those set forth in Section 3 above, provided, further, that the foregoing shall not apply to that certain Transitional Employment Agreement, dated as of January 26, 1999, between the Executive and the Company (as successor to First Oak Brook Bancshares, Inc.).

5. Final Agreement and Binding Effect.  This Agreement represents the final agreement between the parties relating to the subject matter hereof, and may only be modified or amended by subsequent writing that is executed by the parties.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Executive and his or her estate, heirs and beneficiaries.

6. Governing Law.  This Agreement shall be governed by the laws of the State of Illinois.

7. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

This Agreement has been executed by the parties hereto as of the date first above written.

MB FINANCIAL, INC. By:
EXECUTIVE Print Name: